Exhibit 99.1

Stereotaxis Reports 2017 Fourth Quarter and Full Year Financial Results

•	7% year-over-year growth in fourth quarter global procedures and recurring revenue

•	Substantial progress in delineating and initiating strategic innovation plans

•	Increasing quantity and quality of peer-reviewed clinical validation

•	Strong financial position to reach profitability without the need for additional financings

•	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, March 6, 2018 — Stereotaxis, Inc. (OTCQX:STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2017.

“I am proud of our accomplishments in 2017 in three key areas: financial discipline, improved commercial execution, and reinvigorating Stereotaxis’ commitment to innovation and collaboration,” said David Fischel, Chairman and CEO. “In the three quarters of 2017 since joining Stereotaxis, our operating expenses were on average 19% lower year-over-year, an annualized saving of approximately $5.9 million. I am confident that the reduction in expenses did not cut Stereotaxis muscle. On the contrary we reduced expenses while being much more active, nimble and effective in a broad range of commercial and innovation initiatives.”

“Our commercial focus remains supporting electrophysiologists build successful robotic ablation practices. We have a well-defined, multipronged strategy to do so. Highlights of the past year include support for the successful establishment of a global physician Society for Cardiac Robotic Navigation, creatively enhancing our clinical support capabilities, recruiting the first participants in what we expect to be a robust robotic ablation fellowship program, reinvigorating our social media presence through the celebration of our 100,000 procedure milestone, and a marked increase in the quality and quantity of peer-reviewed publications detailing the clinical benefits of our technology. Thirty-seven clinical publications showcased the value of our technology in 2017, nearly double the numbers in previous years, the most impactful being data from a 779 patient meta-analysis demonstrating statistically significant and clinically meaningful superiority for robotic versus manual ablation in ventricular tachycardia. We are seeing a substantial increase in enrollment in our randomized, well-designed, prospective MAGNETIC-VT trial to corroborate our superiority in VT, and recently randomized our 100th patient after entering 2017 with only 14 patients enrolled. Separately, we were positively included in a European Heart Rhythm Association consensus document on occupational safety. The early impact of these commercial efforts is evident in the accelerated procedure growth shown in the quarter.”

“Our commitment to significant innovation, through internal efforts and improved collaboration, is crucial. We have identified and are advancing a strategic innovation plan that addresses each of the five core technologies utilized in a robotic cardiac ablation procedure and is designed to improve patient care, physician choice, and technology availability. While this progress is not yet visible, and will take time to implement, we are confident the strategy is clinically and commercially sound. Additional details will be provided as appropriate.”

2017 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2017 totaled $7.6 million, up from $7.3 million in the prior year quarter. Recurring revenue was $6.9 million in the quarter, up 7% from $6.5 million in the prior year quarter. Recurring revenue benefited from 7% year-over-year growth in global procedures, with all major geographies contributing to the acceleration in procedure growth. Recurring revenue for the full year 2017 of $26.9 million represents a 2% increase above the $26.4 million recorded for the same period in 2016. Procedures for the full year 2017 grew 3% over the full year 2016, the first year of annual procedure growth since 2012. System revenue in the fourth quarter was $0.6 million, down from $0.8 million in the prior year quarter. System revenue of $4.3 million for the full year 2017 was down from $5.8 million in 2016, primarily reflecting the expiration of an Odyssey distribution agreement and the timing of Niobe system installations in 2016.

In the fourth quarter of 2017, Stereotaxis recorded a non-cash inventory-related charge of $3.8 million to systems cost of goods sold. Including this charge, gross margin in the quarter was $2.2 million, or 29% of revenue, versus $5.3 million, or 73% of revenue, in the fourth quarter of 2016. Excluding the non-cash inventory-related charge, gross margin for the fourth quarter would have been 80%.

Operating expenses in the fourth quarter were $5.9 million, down 20% from $7.4 million in the prior year quarter. The reduction in operating expenses continues to reflect the year-over-year impact of lower executive compensation and more efficient management of expenses across the organization, but does not represent any material changes in the organization’s personnel, infrastructure or capabilities. Operating loss in the fourth quarter was $(3.7) million, compared to $(2.1) million in the prior year fourth quarter. Excluding the non-cash inventory-related charge, the company would have shown an operating profit of $0.1 million. Net loss for the fourth quarter of $(2.6) million includes $1.2 million of mark-to-market warrant revaluation income. Excluding the mark-to-market warrant revaluation income and inventory-related charge, the Company would have reported net income of less than $0.1 million for the quarter. Cash burn for the fourth quarter was $0.8 million.

Cash Balance and Liquidity

At December 31, 2017, Stereotaxis had cash and cash equivalents of $3.7 million, no debt, and $2.7 million in unused borrowing capacity on its revolving credit facility, for total liquidity of $6.4 million. In a separate press release this morning Stereotaxis announced that it has raised $10.0 million from the non-dilutive induced early exercise of outstanding warrants. On a pro-forma basis, including the capital from the exercise of these warrants, Stereotaxis had $13.7 million in cash and cash equivalents and no debt as of December 31, 2017.

Full Year 2018 Expectations

Stereotaxis enters 2018 with a solid plan for progress and a healthy financial foundation to execute on the plan. Operating expenses are expected to moderately increase in 2018, primarily driven by R&D spending on strategic innovation initiatives. While the benefits of these initiatives are unlikely to impact revenue in 2018 they are expected to meaningfully contribute in 2019 and beyond. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 6, 2018, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-877-627-6581 (US and Canada) or 1-719-325-4790 (International) and give the participant pass code 3267778. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Stereotaxis Contacts:

David Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Systems	$630,927	$810,987	$4,275,798	$5,776,843
Disposables, service and accessories	6,924,740	6,497,033	26,868,302	26,387,273

Total revenue	7,555,667	7,308,020	31,144,100	32,164,116
Cost of revenue:
Systems	4,169,883	935,685	6,199,643	3,660,012
Disposables, service and accessories	1,204,116	1,063,771	4,554,596	3,869,321

Total cost of revenue	5,373,999	1,999,456	10,754,239	7,529,333
Gross margin	2,181,668	5,308,564	20,389,861	24,634,783
Operating expenses:
Research and development	1,161,490	1,298,013	4,760,806	5,487,609
Sales and marketing	2,975,800	3,725,385	13,039,499	15,228,193
General and administrative	1,794,133	2,410,988	8,509,153	10,345,338

Total operating expenses	5,931,423	7,434,386	26,309,458	31,061,140

Operating loss	(3,749,755)	(2,125,822)	(5,919,597)	(6,426,357)
Other income (expense)	1,241,510	7,676,700	212,031	(2,009,150)
Interest expense (net)	(44,509)	(16,943)	(179,844)	(2,483,384)
Gain on extinguishment of debt	—	—	—	5,632,171

Net loss	$(2,552,754)	$5,533,935	$(5,887,410)	$(5,286,720)
Deemed dividend on convertible preferred stock	—	(7,926)	—	(6,145,402)
Cumulative dividend on convertible preferred stock	(361,447)	(368,152)	(1,432,259)	(368,152)
Net income attributable to convertible preferred stock	—	(3,242,534)	—	—

Net income (loss) attributable to common stockholders	$(2,914,201)	$1,915,323	$(7,319,669)	$(11,800,274)

Net income (loss) per share attributed to common stockholder:
Basic	$(0.13)	$0.09	$(0.32)	$(0.54)
Diluted	$(0.13)	$0.09	$(0.32)	$(0.54)

Weighted average number of common shares and equivalents:
Basic	22,800,459	21,953,879	22,614,248	21,807,634
Diluted	22,800,459	21,962,462	22,614,248	21,807,634

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,686,302	$8,501,392
Accounts receivable, net of allowance of $361,350 and $379,817 in 2017 and 2016, respectively	4,287,255	4,665,959
Inventories, net	1,146,971	5,381,103
Prepaid expenses and other current assets	750,085	855,295

Total current assets	9,870,613	19,403,749
Property and equipment, net	592,688	1,086,244
Intangible assets, net	159,470	436,569
Other assets	44,432	39,241

Total assets	$10,667,203	$20,965,803

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,654,101	$2,623,010
Accrued liabilities	3,195,247	4,491,164
Deferred revenue	5,702,769	8,751,336
Warrants	19,574,977	19,787,007

Total current liabilities	30,127,094	35,652,517
Long-term deferred revenue	611,863	522,329
Other liabilities	535,369	320,409

Total liabilities	31,274,326	36,495,255
Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2017 and 2016	5,960,475	5,960,475
Stockholders’ deficit:
Common stock, par value $0.001; 300,000,000 shares authorized, 22,805,731 and 22,063,582 shares issued at 2017 and 2016, respectively	22,806	22,064
Additional paid-in capital	450,748,403	449,939,406
Treasury stock, 4,015 shares at 2017 and 2016	(205,999)	(205,999)
Accumulated deficit	(477,132,808)	(471,245,398)

Total stockholders’ deficit	(26,567,598)	(21,489,927)

Total liabilities and stockholders’ deficit	$10,667,203	$20,965,803